UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2017

NBCUniversal Media, LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36438		14-1682529
(Commission File Number)		(IRS Employer Identification No.)

30 Rockefeller Plaza New York, NY		10112-0015
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 664-4444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On May 1, 2017, USJ Co., Ltd. (“USJ”), a subsidiary of NBCUniversal Media, LLC (“NBCUniversal”), entered into a loan agreement (the “loan agreement”) among USJ, the financial institutions party thereto (the “lenders”) and Sumitomo Mitsui Banking Corporation, as agent.

The loan agreement provides for a JPY 450 billion unsecured term loan (the “term loan”) to USJ, the proceeds of which are to be used to refinance existing senior secured debt of USJ, to repay certain intercompany loans and for the payment of related fees and expenses. The term loan comprises A and B tranches, each of which matures on March 31, 2022. The term loan will be guaranteed by Comcast Corporation (“Comcast”). The borrowing of the term loan is expected to occur on May 9, 2017. As described in the loan agreement in further detail, the interest rate is based on Japanese Yen TIBOR, as increased by a spread that is adjustable from time to time based on the credit rating of Comcast.

The loan agreement contains customary representations and warranties as well as customary affirmative and negative covenants and events of default. Negative covenants include, among others, limitations on incurrence of liens by USJ and certain of its subsidiaries, and requirements that (a) USJ’s net worth, as set forth in USJ’s non-consolidated balance sheet (i) as of the end of the current fiscal year (commencing on April 1, 2017), shall be not be less than JPY 200 billion, and (ii) thereafter, as of the end of each fiscal year, shall be not be less than the greater of (1) 80% of USJ’s net worth as of the end of the preceding fiscal year and (2) JPY 200 billion and (b) unless such ordinary loss is caused solely by changes in applicable accounting standards, USJ shall not record any ordinary loss in USJ’s non-consolidated profit and loss statement as of the end of two consecutive fiscal years. The letter of guarantee provided by Comcast includes a financial covenant requiring that the leverage ratio for Comcast and its restricted subsidiaries (as defined in the letter of guarantee) as of the end of any fiscal quarter is not greater than 5.75 to 1.00. If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the loan agreement may be declared immediately due and payable and the commitments may be terminated.

USJ, NBCUniversal, Comcast and their respective affiliates maintain various commercial and service relationships with certain of the lenders and their affiliates in the ordinary course of business. In the ordinary course of their respective businesses, certain of the lenders and the other parties to the loan agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with USJ, NBCUniversal, Comcast and their respective affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The description above is a summary and is qualified in its entirety by the loan agreement which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Please see Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.1	Loan Agreement dated as of May 1, 2017, among USJ Co., Ltd., the financial institutions party thereto (the “lenders”) and Sumitomo Mitsui Banking Corporation, as agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBCUNIVERSAL MEDIA, LLC

Date:	May 3, 2017	By:	/s/ Arthur R. Block
Arthur R. Block Executive Vice President